Exhibit 1.01

Conflict Minerals Report

This Conflict Minerals Report for the year ended December 31, 2025 is prepared to comply with Rule 13p‑1 under the Securities Exchange Act of 1934 (“Rule 13p‑1”). Rule 13p‑1 requires SEC registrants to report on the use and sourcing of certain conflict minerals. Conflict minerals are specifically defined as cassiterite, columbite-tantalite, wolframite, gold, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this evaluation.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated from the Democratic Republic of the Congo or adjoining countries, as defined in the Rule (the “Covered Countries”), or if the origin of these minerals cannot be determined, the registrant is obligated to conduct due diligence on the source and chain of custody of the conflict minerals. Beyond submitting a Form SD, the registrant must also annually provide a Conflict Minerals Report to the SEC, detailing the due diligence measures undertaken.

1.Company and Product Overview

This report is prepared by the management of Deluxe Corporation (“Deluxe”) and encompasses the activities of its subsidiaries. Deluxe is a trusted Payments and Data company that helps businesses strengthen their customer relationships through trusted, technology-enabled solutions that facilitate payments, drive growth, and improve operational efficiency. Deluxe’s comprehensive suite of solutions includes merchant services solutions, marketing and data analytics, treasury management solutions, and promotional products, along with customized checks and business forms.

Deluxe’s fulfillment operations involve the production of various printed products, including personal and business checks, marketing materials such as business cards and print marketing materials, and printed promotional items. Additionally, Deluxe provides certain business essentials products, including business forms, envelopes, and office supplies, as well as ink stamps and labels for both businesses and consumers. Deluxe employs approximately 4,500 employees across the United States and Canada, with its principal offices located at 801 S. Marquette Ave., Minneapolis, Minnesota 55402.

2.Supply Chain Overview

Deluxe requires suppliers that provide materials containing 3TG minerals to disclose information regarding the source and origin of such minerals, including information from sub‑tier suppliers, consistent with Deluxe’s Conflict Minerals Policy and Supplier Code of Conduct.

To ensure compliance with its Policy, Deluxe conducts thorough reviews of its commodities, products, manufacturing processes, and the materials used in production. Deluxe follows the standards set by the Responsible Minerals Initiative (RMI), previously known as the Conflict-Free Sourcing Initiative (CFSI), and utilizes templates from the Electronic Industry Citizenship Coalition Global eSustainability Initiative (EICC-GeSI) to survey suppliers involved in its manufacturing processes. Through these assessments, Deluxe identified the presence of 3TG minerals in various products, including those containing wire, certain components of custom printed products, some checkbook covers, and specific parts of remote deposit capture equipment. Therefore, Deluxe is obligated to comply with the reporting requirements outlined in the Rule.

3.Due Diligence Design

Deluxe has implemented a due diligence process designed to assess whether 3TG minerals used in its products may directly or indirectly finance or benefit armed groups in the Covered Countries. This process is guided by, and designed to align in material respects with, the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Deluxe’s framework includes several key components: a Conflict Minerals Program, a Conflict Minerals Policy, a supplier communication and engagement protocol, an escalation process, and a recordkeeping system.

Deluxe’s Conflict Minerals Program

Deluxe’s Conflict Minerals Compliance Program includes the following elements:

•Development and approval of a Conflict Minerals Policy.
•Communication of expectations to suppliers.
•Execution and monitoring of a due diligence process to ensure materials are conflict-free.
•Oversight of sourcing operations, including due diligence requests and contract provisions.
•Training for employees and agents involved in sourcing regarding the Conflict Minerals Policy.
•Management reporting mechanisms related to the program.

Deluxe Conflict Minerals Policy

Deluxe is committed to preventing the use of conflict minerals that finance or benefit armed groups in the Covered Countries. The Conflict Minerals Policy is part of Deluxe’s broader Supply Chain Policies and is updated as necessary to reflect changes in risk. This policy, along with the Supplier Code of Conduct, is publicly accessible on Deluxe’s website at www.deluxe.com/about/supplier-information/.

Supplier Communication, Due Diligence, Escalation, and Records

Deluxe expects its suppliers to:

•Support the responsible sourcing of materials and provide information reasonably sufficient to support conflict minerals due diligence.
•Adopt and comply with conflict minerals policies consistent with Deluxe’s policy.
•Respond to due diligence requests, investigate identified risks in accordance with OECD guidance, and implement corrective actions, as appropriate.
•Maintain records supporting compliance with Deluxe’s Conflict Minerals Policy.

4.Due Diligence Process and Supplier Surveys

Deluxe uses industry guidelines and survey templates to gather information from suppliers about the source of conflict minerals. Supplier responses are reviewed for completeness and accuracy, and any "Red Flags" are investigated to ensure compliance with OECD guidelines. While Deluxe does not directly audit mines, smelters, or refiners, it relies on publicly available information regarding smelters and refiners audited through industry programs such as the Responsible Minerals Initiative (RMI). Suppliers are required to provide certification for non-RMI-approved smelters to ensure minerals are sourced responsibly.

Through ongoing due diligence efforts, Deluxe has gathered information on smelter names and mine locations from suppliers who returned surveys, to the extent reasonably determinable.

5.Due Diligence Results

Deluxe has reviewed all supplier responses using criteria developed by its internal team to assess the need for further due diligence. This review included examining incomplete responses and inconsistencies in the data reported by suppliers. Despite efforts to secure more detailed responses, most suppliers provided information only about their overall 3TG sourcing, without specifying the origin of the 3TG used in materials supplied to Deluxe. As a result, Deluxe cannot identify with reasonable certainty any smelters or refiners involved in the development of materials delivered to Deluxe. Accordingly, based on supplier‑provided information, Deluxe was unable to determine with reasonable certainty the country of origin or processing facilities of the 3TG contained in materials supplied to Deluxe.

6.Additional Due Diligence and Risk Mitigation

Deluxe is committed to further mitigating the risk that its products containing 3TG are sourced from mines that directly or indirectly finance or benefit armed groups in the Covered Countries. The company is taking several steps, including:

•Utilizing the RMI website to access up-to-date information for verifying the status of certified smelters and mines, and adhering to RMI guidelines.
•Continuing efforts to enhance supplier engagement and participation in the supplier survey process.
•Integrating the Conflict Minerals Supplier Assessment into its third-party service provider program to conduct assessments for new suppliers, changes in suppliers, or supplier disengagement.
•Maintaining a robust supplier onboarding process and documentation aligned with Deluxe’s policy.
•Clearly communicating expectations regarding supplier transparency on conflict minerals reporting.